Exhibit 99.1

Table of Contents

Courtside Group, Inc. (d/b/a PodcastOne)

Consolidated Financial Report

December 31, 2019

Independent Auditor’s Report

Board of Directors

Courtside Group, Inc.

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of Courtside Group, Inc. and its subsidiaries (d/b/a PodcastOne), which comprise the consolidated balance sheet as of December 31, 2019, the related consolidated statements of operations, stockholders’ equity and cash flows for the year then ended, and the related notes to the consolidated financial statements (collectively, the financial statements).

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Courtside Group, Inc. and its subsidiaries (d/b/a PodcastOne) as of December 31, 2019, and the results of their operations and their cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Los Angeles, California

March 25, 2020

Courtside Group, Inc. (d/b/a PodcastOne)

Consolidated Balance Sheet

December 31, 2019

Assets

Current assets:
Cash and cash equivalents	$1,443,792
Accounts receivable, net	5,410,173
Other current assets	382,047
Total current assets	7,236,012

Property and equipment, net	167,859
Intangible assets, net	26,760

Total assets	$7,430,631

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$257,701
Accrued other expenses	211,702
Accrued revenue share	2,909,503
Accrued compensation	136,672
Deferred revenue	16,512
Total liabilities	3,532,090

Commitments and contingencies (Note 10)

Stockholders’ equity:
Common stock	15
Paid-in capital	12,731,633
Accumulated deficit	(8,833,107)
Total stockholders’ equity	3,898,541

Total liabilities and stockholders’ equity	$7,430,631

See notes to consolidated financial statements.

Courtside Group, Inc. (d/b/a PodcastOne)

Consolidated Statement of Operations

Year Ended December 31, 2019

Gross revenue	$27,493,552
Agency commission	2,087,394
Net revenue	25,406,158

Operating expenses:
General and administrative	13,315,657
Partner participation expense	12,614,601
Depreciation and amortization	152,370
Total operating expenses	26,082,628

Operating loss	(676,470)

Other income:
Other income	72,898
Interest income	3,236
Total other income	76,134

Loss before income taxes	(600,336)

Income taxes	13,754

Net loss	$(614,090)

See notes to consolidated financial statements.

Courtside Group, Inc. (d/b/a PodcastOne)

Consolidated Statement of Stockholders’ Equity

Year Ended December 31, 2019

(Shares in Thousands)

	Common Stock		Paid-In	Accumulated
	Shares	Amount	Capital	Deficit	Total
Balance, December 31, 2018	147,204	15	12,522,700	(8,219,017)	4,303,698
Net loss	-	-	-	(614,090)	(614,090)
Issuance of restricted stock	-	-	30,000	-	30,000
Stock-based compensation	-	-	214,933	-	214,933
Common stock repurchased/forfeited	(120)	-	(36,000)	-	(36,000)

Balance, December 31, 2019	147,084	$15	$12,731,633	$(8,833,107)	$3,898,541

See notes to consolidated financial statements.

Courtside Group, Inc. (d/b/a PodcastOne)

Consolidated Statement of Cash Flows

Year Ended December 31, 2019

Cash flows from operating activities:
Net loss	$(614,090)
Adjustments to reconcile net loss to net cash provided by operating activities:
Provision for bad debt	128,932
Depreciation and amortization	152,370
Stock-based compensation	214,933
Changes in:
Accounts receivable	465,705
Other assets	293,641
Accounts payable	(105,253)
Accrued other expenses	51,683
Accrued revenue share	(429,884)
Accrued compensation	(96,431)
Deferred revenue	(34,651)
Net cash provided by operating activities	26,955

Cash flows from investing activities:
Purchases of property and equipment	(78,471)
Net cash used in investing activities	(78,471)

Cash flows from financing activities:
Repurchase of common stock	(36,000)
Net cash used in financing activities	(36,000)

Net change in cash and cash equivalents	(87,516)

Cash and cash equivalents, beginning	1,531,308

Cash and cash equivalents, ending	$1,443,792

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Income taxes	$13,754

Noncash investing activities:
Restricted stock issued for services	$30,000

See notes to consolidated financial statements.

Courtside Group, Inc. (d/b/a PodcastOne)

Notes to Consolidated Financial Statements

Note 1. Nature of Business

Courtside Group, Inc. (Courtside or the Company) and its wholly owned subsidiaries, Courtside, LLC and PodcastOne Sales, LLC, produce, distribute and market podcasts under the name of PodcastOne.

Note 2. Summary of Significant Accounting Policies

Basis of presentation and principles of consolidation: The consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America (U.S. GAAP). These consolidated financial statements include the accounts of Courtside Group, Inc. and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated.

Change in accounting principle—revenue recognition: The Company adopted the amended accounting guidance for revenue recognition on January 1, 2019, using the modified retrospective transition method, which allows the Company to evaluate the impact of contract modifications as of the adoption date rather than evaluating the impact of the modifications at the time they occurred prior to the adoption date. As a result, the Company has changed its accounting policy for revenue recognition as described below. Except for the changes below, the Company has consistently applied its accounting policies to all periods presented in these consolidated financial statements.

Under certain practical expedients elected, the Company did not disclose the amount of consideration allocated to the remaining performance obligations or an explanation of when the Company expects to recognize that amount as revenue for all reporting periods presented before January 1, 2019.

The Company recognizes revenue when it satisfies a performance obligation by transferring control over a service to a customer, in an amount that reflects the consideration to which it expects to be entitled in exchange for those services.

Revenues presented in the consolidated financial statements are reflected on a net basis, after the deduction of advertising agency fees by the advertising agencies. The Company also evaluates when it is appropriate to recognize revenue based on the gross amount invoiced to the customer or the net amount retained by the Company if a third party is involved.

Results for the reporting period beginning after January 1, 2019, are presented under the amended accounting guidance, while prior-period amounts are not adjusted and continue to be reported in accordance with the Company’s historical accounting guidance. Based upon the Company’s assessment, the impact of this guidance is not material to the Company’s financial position, results of operations, or cash flows through December 31, 2019.

Revenue: The Company recognizes revenue when or as it satisfies a performance obligation by transferring a promised service to a customer.

Podcast advertising: The Company’s primary source of revenue is podcast advertising revenue, which is recognized, net of agency commissions, when the podcast containing the advertisements is released and the performance obligation is satisfied. The Company recognizes revenue based on the Standard Broadcast Calendar that ends on the last Sunday in each reporting period. For the year ended December 31, 2019, the Company recognized revenue related to podcasts released from December 31, 2018, through December 29, 2019.

Courtside Group, Inc. (d/b/a PodcastOne)

Notes to Consolidated Financial Statements

Note 2. Summary of Significant Accounting Policies (Continued)

Performance-based advertising and subscription services: To a lesser extent, the Company generates revenue from performance-based advertising and subscription services. Performance-based advertising revenue is generated through the sale of banner and sponsorship advertisements. Revenue is recognized from performance-based advertising when the Company receives third-party verification reports supporting the number of actions performed in the period and the performance obligation is satisfied. For the year ended December 31, 2019, revenue from performance-based advertising was

$251,387.

Subscription services revenue is generated through the sale of a premium version of the Company’s PodcastOne service. Subscription revenue is recognized over the subscription term, which is generally less than 12 months, as the performance obligation is satisfied. For the year ended December 31, 2019, revenue from subscription services was $134,976.

Barter transactions: Periodically, the Company engages in barter transactions that exchange advertising for advertising. The Company recognizes revenue from barter transactions as its products are delivered or services are performed. The related barter expense is recognized as the products or services are utilized by the Company, the majority of which is in the same accounting period as the related barter revenue. The Company includes the value of such exchanges in both net revenue and operating expenses. The valuation of barter time is based upon the estimated fair value of the advertising time provided for the services received. For the year ended December 31, 2019, the amount included in revenues and operating expenses from barter transactions was $3,150,000.

Contract costs: Incremental costs of obtaining a contract primarily relate to sales commissions, which are included in selling, general and administrative expenses, and are generally commensurate with sales. These costs are generally expensed when incurred because the period of benefit is one year or less.

Use of estimates: The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenue and expenses during the reporting period. The Company evaluates its estimates on an ongoing basis, including, but not limited to, those related to bad debts, barter time, asset impairments, income taxes, stock compensation expense and litigation. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions and conditions.

Cash and cash equivalents: For the purpose of the consolidated statements of cash flows, the Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents. There were no cash equivalents at December 31, 2019.

Courtside Group, Inc. (d/b/a PodcastOne)

Notes to Consolidated Financial Statements

Note 2. Summary of Significant Accounting Policies (Continued)

Accounts receivable and allowance for doubtful accounts: The Company’s accounts receivable are customer obligations due under normal trade terms, carried at face value less an allowance for doubtful accounts. The allowance is established through a provision for bad debts charged to expense. The allowance is an amount that management believes will be adequate to absorb estimated losses on existing receivables, based on an evaluation of the aging of its accounts receivable and by individual account analysis for its high-risk customers. The Company’s allowance contemplates its historical loss rate on receivables, specific customer circumstances and the current economic conditions that may affect the customer’s ability to pay. While management uses the best information available to make its evaluation, future adjustments to the allowance may be necessary if there are significant changes in economic conditions. Recoveries of receivables previously written off are recorded to income when received.

Concentrations of credit risk: Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash balances maintained in excess of federal depository insurance limits and accounts receivable, which have no collateral or security. The majority of the Company’s customers consist of domestic advertising agency businesses. Credit is extended to customers based on an evaluation of their financial condition and other factors. The Company generally does not require collateral or other security to support domestic accounts receivable. The Company performs ongoing credit evaluations of its customers and maintains an allowance for doubtful accounts.

The accounts maintained by the Company at financial institutions are insured by the Federal Deposit Insurance Corporation up to $250,000. At times, the Company maintains cash at financial institutions in excess of insured limits. The Company has not experienced any losses in such accounts, and management believes it is not exposed to any significant credit risk on cash.

Significant customers: The Company’s three largest customers, in the aggregate, accounted for approximately 11% of the Company’s revenues for the year ended December 31, 2019. Amounts due from these customers represented approximately 4% of accounts receivable as of December 31, 2019.

Property and equipment: Property and equipment consist primarily of office furniture and equipment, studio equipment, computer equipment and software applications, and are stated at cost and depreciated or amortized using the straight-line method over useful lives that principally range from three to five years. Leasehold improvements are amortized over the shorter of the useful life or the term of the lease.

Intangible assets: Domain names and trademarks are initially measured based on their estimated fair values and are being amortized on a straight-line basis over a period of 15 years. Domain names and trademarks are stated at cost, net of accumulated amortization, at December 31, 2019.

Impairment of long-lived assets: The Company’s long-lived assets consist principally of property and equipment, and intangible assets. The Company reviews the carrying value of long-lived assets for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of assets. The factors considered by management in performing this assessment include current operating results, trends and prospects, as well as the effects of obsolescence, demand, competition and other economic factors. As of December 31, 2019, management determined that there was no impairment of its long-lived assets.

Courtside Group, Inc. (d/b/a PodcastOne)

Notes to Consolidated Financial Statements

Note 2. Summary of Significant Accounting Policies (Continued)

Partner participation: Certain distribution arrangements require the Company to pay its podcast partners based on a share of the advertising revenue received by the Company with respect to the partner’s podcast. Revenue share obligations are accrued when advertisements have been aired and partners are paid upon receipt of payment from the customer.

Fair value of financial instruments: The Company’s financial instruments consist of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses. The carrying amount of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses approximates fair value due to the short-term maturities of these instruments.

Income taxes: The Company accounts for income taxes under the asset and liability method, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements or tax returns. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement basis and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

The Company records a tax benefit from an uncertain tax position when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. The Company classifies interest and penalties recognized on uncertain tax positions as a component of tax expense.

The Company files income tax returns in the U.S. federal jurisdiction and various states. Based on the Company’s assessment of many factors, including past experience and complex judgments about future events, the Company does not currently anticipate significant changes in its uncertain tax positions over the next 12 months.

Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The income tax expense represents the taxes payable for the period and the change during the period in deferred tax assets and liabilities.

Recently issued accounting standards: In February 2016, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2016-02, Leases (Topic 842), which requires all lessees to recognize the assets and liabilities that arise from leases, except for those leases with a term less than 12 months, in which case the lessee may elect to not recognize an asset or liability associated with the lease and may recognize the lease expense on a straight-line basis over the term of the lease. Accounting for lessors remains generally the same as under superseded Topic 840. For private companies, this ASU is effective for fiscal years beginning after December 31, 2020, with early adoption permitted. In transition, lessees and lessors are required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. The Company is currently evaluating the impact of the adoption of this guidance on its consolidated financial statements.

Courtside Group, Inc. (d/b/a PodcastOne)

Notes to Consolidated Financial Statements

Note 2. Summary of Significant Accounting Policies (Continued)

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which provides new guidance on the measurement of credit losses for financial assets measured at amortized cost, which includes accounts receivable. The new guidance replaces the existing incurred loss impairment model with an expected loss methodology, which will result in more timely recognition of credit losses. This update is effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. Early adoption is permitted for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Entities are required to apply this update on a modified retrospective basis with a cumulative-effect adjustment to retained earnings as of the beginning of the period of adoption. The Company is currently evaluating the impact on its financial position and results of operations.

Note 3. Accounts Receivable, Net

Accounts receivable, net, consist of the following components as of December 31, 2019:

Trade accounts receivable	$5,484,468
Miscellaneous receivables	61,896
Less allowance for doubtful accounts	(136,191)
Total receivables, net	$5,410,173

Details of the allowance for doubtful accounts as of December 31, 2019, are as follows:

Balance, beginning	$118,458
Additions	128,932
Amounts written off	(111,199)
Balance, ending	$136,191

Note 4. Note Receivable

In 2017, as part of an executive officer’s employment agreement, the Company loaned the officer $162,000 to pay for the officer’s minimum income tax withholding required as a result of the vesting of restricted shares. The note bears interest at the rate of 1.4% per annum. The note is repayable in full with accrued interest on the sooner of the date of the officer’s employment if terminated for any reason or upon the sale of any Company stock that gave rise to the withholding obligation. The note and accrued interest were settled in full with common stock in 2018.

Note 5. Property and Equipment, Net

Property and equipment, net, consist of the following components as of December 31, 2019:

Office furniture and equipment	$109,112
Studio equipment	52,061
Computer equipment and software applications	315,959
Leasehold improvements and other	80,419
557,551
Less accumulated depreciation	(389,692)
Property and equipment, net	$167,859

Courtside Group, Inc. (d/b/a PodcastOne)

Notes to Consolidated Financial Statements

Note 5. Property and Equipment, Net (Continued)

Depreciation expense charged to operations was $149,296 for the year ended December 31, 2019.

Note 6. Intangible Assets, Net

Amounts related to finite-lived intangible assets at December 31, 2019, are as follows:

Domain names and trademarks	$44,444
Less accumulated amortization	(17,684)
Intangible assets, net	$26,760

As of December 31, 2019, the weighted-average remaining useful life of the finite-lived intangibles is 10 years. Amortization expense for the year ended December 31, 2019, was $3,074.

Annual amortization expense related to finite-lived intangible assets for each of the succeeding fiscal years as of December 31, 2019, is as follows:

Years ending December 31:

2020	$3,075
2021	3,075
2022	3,075
2023	3,075
2024 and thereafter	14,460
$26,760

Note 7. Authorized Common Stock

As of December 31, 2019, the authorized common stock of the Company consists of 200 million shares of common stock, with a par value of $0.00000001 per share, of which approximately 147 million shares are issued and outstanding, and 14 million shares of common stock are reserved for issuance relating to employment agreements between the Company and certain employees and consultants. All of the outstanding shares of common stock of the Company were duly authorized and validly issued, and are fully paid and nonassessable.

Note 8. Stock Incentive Plan

In October 2015, the Company adopted the 2015 Stock Incentive Plan (the Plan). The Plan was subsequently amended pursuant to approval of the Board of Directors of the Company in July 2016 to increase the number of options available for issuance under the Plan. The Plan was organized to offer selected service providers the opportunity to acquire equity in the Company through awards of stock options, which may constitute incentive stock options or nonstatutory stock options, and the award or sale of restricted stock.

Courtside Group, Inc. (d/b/a PodcastOne)

Notes to Consolidated Financial Statements

Note 8. Stock Incentive Plan (Continued)

As of December 31, 2019, the Company was authorized to issue up to 14.1 million shares as equity awards to selected service providers under the Plan. As of December 31, 2019, there were 407,500 shares available for grant under the Plan. The amount and term of grants are determined by the Company’s Board of Directors. Option awards are generally granted with an exercise price determined by the Board of Directors to be equal to the market price of the Company’s stock at the date of grant. The term of the options may be up to 10 years. Options may be exercised in whole or in part. Vesting terms of the options include immediately vesting, ratable vesting over a specific period, cliff vesting or performance conditions.

Stock options: During the year ended December 31, 2019, options to acquire 11.2 million shares of common stock were issued with an exercise price of $0.30 per share, of which options to acquire 7.0 million shares of common stock vest ratably over a specific period and options to acquire 4.2 million shares of common stock vest based on performance conditions that were not met in 2019. Options vest from 2020 through January 2024.

The following summarizes the stock option activity of the Plan for the year ended December 31, 2019:

	Option to Purchase Common Stock	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (Years)
Outstanding at December 31, 2018	2,585,000	$0.25
Granted	11,200,000	0.30
Forfeited/canceled	(130,000)	0.30
Exercised	-	-
Outstanding at December 31, 2019	13,655,000	$0.29	8.5

Exercisable at December 31, 2019	263,000	$0.30	6.4

The grant-date fair value of each option award is estimated on the date of grant using the Black-Scholes- Merton option-pricing model. The Company uses Company-specific historical data to estimate the expected term of the option. Since the Company’s shares are not publicly traded and its shares are rarely traded privately, expected volatility is estimated based on the average historical volatility of similar entities with publicly traded shares. The risk-free rate for the expected term of the option is based on the U.S. Treasury yield curve at the date of grant.

The range of assumptions used and the resulting weighted-average fair value of options granted during 2019 at the dates of grant were as follows: risk-free interest rate at 1.7%, expected term of five years, estimated volatility at 60%, expected dividends at 0% and forfeiture rate of 30%. The weighted-average fair value of options granted was $0.13 for the year ended December 31, 2019.

Stock compensation expense was $191,933 for the year ended December 31, 2019, and is recorded in operating expenses on the consolidated statement of operations.

At December 31, 2019, there was approximately $572,000 of total unrecognized compensation cost related to unvested stock options granted under the Plan, which is expected to be recognized over a weighted-average period of 3.5 years.

Courtside Group, Inc. (d/b/a PodcastOne)

Notes to Consolidated Financial Statements

Note 8. Stock Incentive Plan (Continued)

Restricted stock: As of December 31, 2019, the Company authorized the issuance of 5.9 million shares of common stock as restricted stock under the Plan. The shares issued are subject to restrictions on transfer, rights of repurchase by the Company and certain other conditions. During the restriction period, Plan participants are entitled to vote and receive dividends on such shares. Upon authorization of the shares, deferred compensation expense equivalent to the market value of the shares on the date of grant is charged to stockholders’ equity and then amortized to compensation expense over the vesting periods, which may range from immediately to over a period of up to five years. Upon vesting, recipients are permitted to surrender shares to the Company to cover minimum income tax withholding obligations.

Of the 5.9 million restricted shares issued, 0.5 million shares vested in 2019. There were no unvested shares at December 31, 2019. During the year ended December 31, 2019, the Company repurchased 0.1 million shares to cover minimum income tax withholding obligations.

The compensation cost that has been charged against income was $23,000 for the year ended December 31, 2019.

Note 9. Income Taxes

Income tax expense for the year ended December 31, 2019, consists of the following:

Current:
Federal	$-
State	13,754
13,754

Deferred:
Federal	-
State	-
-
Income tax expense	$13,754

The Company’s deferred taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities are as follows:

Deferred tax assets (liabilities):

Allowance for doubtful accounts	$30,000
Stock compensation	54,000
Net operating loss	1,460,000
Intangible assets	1,000
Property and equipment	6,000
Other	14,000
1,565,000
Valuation allowance	(1,565,000)
Net deferred tax	$-

Courtside Group, Inc. (d/b/a PodcastOne)

Notes to Consolidated Financial Statements

Note 9. Income Taxes (Continued)

The Company will record any penalties or interest related to any unrecognized tax benefits as a component of the income tax provision. As of December 31, 2019, the Company does not have any liability for unrecognized tax benefits.

The Company reviews its deferred tax assets for realization based upon historical taxable income, prudent and feasible tax-planning strategies, the expected timing of the reversals of existing temporary differences, and expected future taxable income. As of December 31, 2019, management determined that, based on the weight of evidence available at such date, it was more likely than not that the deferred tax assets related to certain net operating losses, credit carryovers and other items would not be realized and, as such, has maintained a valuation allowance against them. The valuation allowance increased to $1,565,000 as of December 31, 2019, from $1,405,000 as of December 31, 2018.

At December 31, 2019, the Company had federal and state net operating loss carryforwards of $6.7 million and $1.1 million, respectively. Of the $6.7 million in federal net operating loss carryforwards, $3.5 million was generated before January 1, 2018, and is subject to the 20-year carryforward period (pre-Tax Cuts and Jobs Act (the Tax Act) losses). The remaining $3.2 million (post-Tax Act losses) can be carried forward indefinitely but is subject to the 80% taxable income limitation. The pre-Tax Act U.S. federal and state net operating loss carryforwards will begin to expire in 2034, unless previously utilized.

The Company is subject to audit by federal and state tax authorities in the ordinary course of business. The Company’s federal income tax returns remain subject to examination for the 2015 through 2018 tax years.

The Tax Act enacted in December 2017 lowered the federal statutory corporate tax rate from 35% to 21%, beginning in 2018.

Note 10. Commitments and Contingencies

Operating leases: The Company leases office facilities and equipment over various terms expiring in subsequent years. Certain of these operating leases contain rent escalation clauses. The Company accounts for the entire lease expense on a straight-line basis over the lease term and records deferred rent for the difference between such expense and the contractual lease payments.

The following is a schedule of the future minimum lease payments by year under the operating leases as of December 31, 2019:

Years ending December 31:

2020	$441,441
2021	4,604
2022	4,455
2023	4,455
2024 and thereafter	1,485
$456,440

Rent expense for the year ended December 31, 2019, was $387,785.

Courtside Group, Inc. (d/b/a PodcastOne)

Notes to Consolidated Financial Statements

Note 10. Commitments and Contingencies (Continued)

Talent and programming: In addition, the Company has commitments for talent and programming costs. The following is a schedule of the future minimum payments by year under these commitments as of December 31, 2019:

Years ending December 31:

2020	$6,156,303
2021	5,197,571
2022	5,345,670
2023	5,498,210
2024 and thereafter	-
$22,197,754

Legal: From time to time, the Company is involved in legal matters. In management’s opinion, the resolution of these matters is not expected to have a material effect on the consolidated results of operations, financial position or cash flows of the Company.

Note 11. Subsequent Events

The Company has evaluated subsequent events through March 25, 2020, the date on which the consolidated financial statements were available to be issued.

On March 11, 2020, the World Health Organization declared the novel strain of coronavirus (COVID-19) a global pandemic and recommended containment and mitigation measures worldwide. Actions taken around the world to help mitigate the spread of the coronavirus include restrictions on travel, quarantines in certain areas, and forced closures for certain types of public places and businesses. Certain actions may adversely impact the timing and quality of shows produced if there is a shift from being able to use studios to remote recording environments. In addition, there is a risk that advertisers could pull out or negotiate lower-cost terms. The coronavirus and actions taken to mitigate it have had, and are expected to continue to have, an adverse impact on the economies and financial markets of many countries. While it is unknown how long these conditions will last and what the complete financial effect, if any, will be to the Company, the Company has not experienced any significant disruption to its operations due to this pandemic through the date of the subsequent events considerations. At this time, the Company cannot reasonably estimate the length or severity of this pandemic nor is the Company able to assess whether it will have an adverse impact on its operations in 2020.